Exhibit 99.1

AMERICAN PHYSICIANS SERVICE GROUP, INC.

ANNOUNCES SALE OF OVER-ALLOTMENT SHARES

Austin, Texas (July 12, 2007). American Physicians Service Group, Inc. (“APS”) (NASDAQ-CM:AMPH) today announced that the underwriters of its recent public offering have exercised their over-allotment option to purchase an additional 315,000 shares of common stock at the public offering price of $16.50 per share. Raymond James & Associates, Inc. acted as sole book-running manager for the offering and Morgan Keegan & Company acted as co-manager.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission as of June 19, 2007. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida 33716; phone: (800)248-8863.

This release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer,

solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

APS is a leading provider of medical professional liability insurance in Texas, where its insurance subsidiary, American Physicians Insurance Company, has written business for over 30 years. APS also offers brokerage and investment services to individuals and institutions including general securities sales and trade execution, investment banking and asset management services. APS is headquartered in Austin, Texas and maintains an office in Dallas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company's future results, please see the Company's recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company's investor relations department.

For further information, visit APS website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. W.H. Hayes, Sr. Vice President – Finance

American Physicians Service Group, Inc.

1301 Capital of Texas Highway, C-300

Austin, Texas 78746

(512) 328-0888